M3Sixty Funds Trust POS EX

Exhibit 99.11(c)

John H. Lively

The Law Offices of John H. Lively & Associates, Inc.

A Member Firm of The 1940 Act Law GroupTM

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

May __, 2018

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel M3Sixty Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of one of its series, Cognios Market Neutral Large Cap Fund (the “New Fund”), in connection with the Agreement and Plan of Reorganization and Termination dated May __, 2018 by and among the Trust, on behalf of the New Fund, ALPS Series Trust (the “Old Trust”), on behalf Cognios Market Neutral Large Cap Fund (the “Existing Fund”), and, solely with respect to paragraph 6, Cognios Capital, LLC (the “Agreement”), providing for the acquisition by the New Fund of all of the assets of the Existing Fund and the assumption by the New Fund of all of the liabilities of the Existing Fund, in exchange for shares of beneficial interest of the New Fund (the “Reorganization”), as set forth in the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement.

This opinion is being delivered pursuant to Section 5.10 of the Agreement.

For the purposes of this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Declaration of Trust of the Trust as currently in effect (the “Declaration of Trust”); (ii) the By-Laws of the Trust as currently in effect (the “By-Laws”); (iii) the Form N-14 proxy statement/prospectus as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April __, 2018 with respect to the Reorganization; (iv) a certificate issued by the Secretary of State of Delaware dated as of the date hereof with respect to the Trust; and (v) such other documents as we have deemed relevant for purposes of rendering our opinion pursuant to the Agreement.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Trust, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Trust.

We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy of all certificates of public officials.

ALPS Series Trust

May __, 2018

Any references to “our knowledge,” or words of similar import, shall means the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have no undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Trust. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to: (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities law or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that:

(a)       The New Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the statutory trust power and authority under the Declaration of Trust and the Act to execute, deliver and perform its obligations under the Agreement. Under the Act and the Declaration of Trust, the New Trust has the requisite trust power and authority to own all of its properties and assets and conduct its business as described in the Declaration of Trust;

(b)       The New Fund has been duly established as a separate series of the New Trust under the Declaration of Trust and Section 3806(b)(2) of the Act;

(c)       The New Fund is a series of an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and, to our knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect;

(d)       The execution and delivery of the Agreement and the consummation by the New Trust of the applicable transactions contemplated thereby have been duly authorized by all requisite statutory trust action on the part of the New Trust under the Declaration of Trust and the Act. Assuming its execution and delivery by the duly authorized officers of the New Trust, the Agreement has been duly executed and delivered by the New Trust. The Agreement constitutes a legal, valid and binding agreement of the New Trust, enforceable against the New Trust, in accordance with its terms;

ALPS Series Trust

May __, 2018

(e)       Assuming that a consideration of not less than the net asset value of the New Fund Shares has been paid, the New Fund Shares to be issued and delivered to the Existing Fund on behalf of the New Fund shareholders as provided by this Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the New Fund has any statutory preemptive rights in respect thereof;

(f)       The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Declaration of Trust or By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to such counsel) to which the New Trust is a party or by which it or any of its properties may be bound, or to the knowledge of its counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which the New Trust or the New Fund is a party or by which it is bound; and

(g)       To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the New Trust and the New Fund of the transaction contemplated herein, except as has and as may be obtained under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the 1940 Act, and as may be required under state securities laws.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Our opinion, as expressed herein, is furnished solely for the benefit of the Old Trust, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

Very truly yours,

On behalf of The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM